Exhibit 21.01
INTUIT INC.
Subsidiaries as of August 1, 2009

Entity	Formation
Apps.com	Delaware
CBS Corporate Services, Inc.	Texas
CBS Employer Services, Inc.	Texas
CBS Properties, Inc.	Texas
Computing Resources, Inc.	Nevada
Dallas Innovative Merchant Solutions, LLC	Texas
Digital Insight Corporation	Delaware
Electronic Clearing House, Inc.	Nevada
EmployeeMatters Insurance Agency, Inc.	Connecticut
Homestead Technologies, Inc.	Delaware
Innovative Merchant Solutions, LLC	California
INTU Holdings, Ltd.	Mauritius
Intuit Administrative Services, Inc.	Delaware
Intuit Canada ULC	Canada
Intuit Do-It-Yourself Payroll	California
Intuit Holding Ltd	United Kingdom
Intuit India Software Solutions Private Limited	India
Intuit Limited	United Kingdom
Intuit Real Estate Solutions (Proprietary) Limited	South Africa
Intuit Real Estate Solutions Limited	United Kingdom
Intuit Singapore Pte. Limited	Singapore
Intuit Technology Services Private Limited	India
Intuit Ventures Inc.	Delaware
Investment Solutions Inc.	Delaware
JGSI Corporation	Delaware
Lacerte Software Corporate	Delaware
Lion’s Partners, LLC	Delaware
Management Reports International (H.K.) Limited	Hong Kong
Management Reports International Pte Ltd	Singapore
Management Reports International PTY Limited	Australia
MerchantAmerica, Inc.	California
My Corporation Business Services Inc.	California
Paycycle, Inc.	Delaware
Payroll Solution, Inc.	Texas
Quicken Investment Services, Inc.	Delaware
SecureTax.com, Inc.	Delaware
StepUp Commerce, Inc.	California
Superior Bankcard Service LLC	Delaware
Xpresschex, Inc.	California